                        UNITED STATES            OMB APPROVAL
             SECURITIES AND EXCHANGE COMMISSION  OMB NUMBER: 3235-0058
                   Washington, D.C.  20549       Expires: May 31, 1997
                                                 Estimated average burden
                         FORM 12b-25             hours per response....2.50

                 NOTIFICATION OF LATE FILING

                                           SEC File Number           0-188
                                                                  ------------

                                           CUSIP Number
                                                                  ------------

(Check One):
[x] Form 10-K   [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q SB  [ ] Form N-SAR

    For Period Ended:                     OCTOBER 31, 1996
                      --------------------------------------------------------

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

    For the Transition Period Ended:
                                     -----------------------------------------

------------------------------------------------------------------------------
Read Instruction (on back page) Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

------------------------------------------------------------------------------


                       PART I -- REGISTRANT INFORMATION

                              CEC PROPERTIES INC.
------------------------------------------------------------------------------
Full Name of Registrant

                              CEC PROPERTIES INC.
------------------------------------------------------------------------------
Former Name if Applicable

------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                         1500 W. BALBOA BLVD., STE 201,
                            NEWPORT BEACH, CA 92663
------------------------------------------------------------------------------
City, State and Zip Code

                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X]              (a)     The reasons described in reasonable detail in
                                  Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]              (b)     The subject annual report, semi-annual
                                  report, transition report on Form 10-K, Form
                                  20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ]              (c)     The accountant's statement or other exhibit
                                  required by Rule 12b-25(c) has been attached if applicable.


                             PART III--NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. Delay in obtaining 12-31-95 audit report resulted in inability to file 1st quarter report by May 15th.

                                               (ATTACH EXTRA SHEETS IF NEEDED)

                                                        SEC 1344 (6/96)

        THIS FILER IS IN THE PROCESS OF RECEIVING THE NECESSARY INFORMATION IN ORDER TO CLEARLY STATE AND REFLECT THE TRUE FINANCIAL CONDITIONS.

        THIS FILING WILL BE COMPLETED BY THE 15th DAY AFTER THE ORIGINAL FILING DEADLINE.